EXHIBIT 99.(h-7)

ACCOUNTING AGENCY AGREEMENT

THIS AGREEMENT is made as of February 29, 2008 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and the management investment companies set forth in Appendix A hereto (each, the “Fund”) registered with the Commission under the Investment Company Act of 1940 (“the 1940 Act”) acting on behalf of their respective Portfolios thereof, if any (each a “Portfolio” and collectively, the “Portfolios”).

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Appointment of Administrator.  The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.                                       Delivery of Documents.  The Fund will provide the Administrator with:

2.1                                 properly certified or authenticated copies of resolutions of the Fund’s Board of Directors or Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2                                 a copy of the Fund’s most recent registration statement;

2.3                                 copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4                                 a copy of the Fund’s valuation procedures;

2.5                                 a copy of the Fund’s Articles of Incorporation/Declaration of Trust and By-laws;

2.6                                 any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors or Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7                                 copies of any and all amendments or supplements to the foregoing.

3.                                       Duties as Administrator.  Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the administrative services described in Appendix B hereto.  Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”).  It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith, except that the Administrator will comply with any provisions regarding valuation procedures contained in the documents delivered to the Administrator pursuant to Section 2 of this Agreement if such procedures relate to the services to be provided by the Administrator hereunder.  The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records.  The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

4.                                       Duties of the Fund.  The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall, or shall instruct its agents to, promptly notify the Administrator as to the accrual of the liabilities of the Fund, the liabilities of the Fund not appearing on the books of account kept by the Administrator (or in its capacity as custodian) as to the existence, status and proper treatment of reserves, if any, authorized by the Fund.  Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”).  For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.                                       Instructions.

5.1                                 The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.  A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2                                 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Directors or Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3                                 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4                                 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax Instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5                                 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6.                                       Expenses and Compensation.  For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time.  In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator.  The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.                                       Standard of Care.  The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.                                       General Limitations on Liability.  The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1                                 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1                        any Sovereign Event.  A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2                        any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3                        any provision of any order or judgment of any court of competent jurisdiction.

8.2                                 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such administrator’s obligations and duties.

8.3                                 In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

8.4                                 The provisions of this Section 8 shall survive the termination of this Agreement.

9.                                       Specific Limitations on Liability.  In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1                                 Liability for Fund Accounting Services.   Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.1.1 through 9.1.4 below.

9.1.1.                     The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct.  The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

9.1.2.                     In no event shall the Administrator be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

9.1.3                        The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager or adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator.  To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.1.4.                     In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives, including the best interest of the Fund.  It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10.                                 Indemnification.  The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.  The provisions of this Section 10 shall survive the termination of this Agreement.

11.                                 Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel.

The Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable.  The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

12.                                 Compliance Policies and Procedures.  To assist the Fund in complying with Rule 38a-1 of the 1940 Act, the Administrator represents that it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under the Agreement and that it has in place a compliance program to monitor its compliance with those policies and procedures. BBH&Co will upon request provide the Fund with information about our compliance program as mutually agreed.

13.                                 Termination of Agreement.    This Agreement may be terminated by either party in accordance with the provisions of this Section

13.1                           This Agreement shall have an initial term of three (3) years from the date hereof.  Thereafter, this Agreement shall continue until terminated by either party by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein.  Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by the Fund, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder as of the date such termination is effective. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

13.2.                              Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator.  If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days following the effective date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete.  After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

14.                                 Confidentiality.   The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

15.                                 Tape-recording.   The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person.  This authorization will remain in effect until and unless revoked by the Fund in writing.  The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

16.                                 Entire Agreement; Amendment.  This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

17.                                 Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

18.                                 Headings.  The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

19.                     GOVERNING LAW, JURISDICTION AND VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY. THE FUND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  FURTHERMORE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

20.                                 Notices.  Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at [                    ] or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

21.                                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.  Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

22.                                 Counterparts.   This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.  A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

23.                                 Exclusivity.  The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

24.                                 Authorization.  The Fund hereby represents and warrants that the Fund’s Board of Directors or Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

25.                                 Liability of Trustees, Officers and Shareholders.    The Fund’s Declaration of Trust, as amended, supplemented or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts.  This Agreement was executed or made by or on behalf of the Fund by the Fund’s Trustees and/or officers, in their capacity as such and not individually, and the obligations of this Agreement are binding only upon the assets and property of the Fund or upon the assets belonging to the series for the benefit of which the Trustees have caused this Agreement to be made.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ James R. Kent

Name:	James R. Kent
Title:	Managing Director
Date:	February 27, 2008

The Management Investment Companies set forth in Appendix A hereto acting on behalf of their respective Portfolios thereof, if any

By:	/s/ Hal Liebes

Name:	Hal Liebes
Title:	Secretary
Date:	February 29, 2008

APPENDIX A

TO

ACCOUNTING AGENCY AGREEMENT

Dated as of February 29, 2008

The following is a list of Portfolios for which the Administrator shall serve under an Accounting Agency Agreement dated as of February 29, 2008:

Fund	Portfolio

The Alger Funds	Alger LargeCap Growth Fund
Alger MidCap Growth Fund
Alger SmallCap Growth Fund
Alger Capital Appreciation Fund
Alger SmallCap and MidCap Growth Fund
Alger Health Sciences Fund
Alger Core Fixed-Income Fund
Alger Balanced Fund
Alger Money Market Fund

The Alger Institutional Funds	Alger SmallCap Growth Institutional Fund
Alger MidCap Growth Institutional Fund
Alger Large-Cap Growth Institutional Fund
Alger Capital Appreciation Institutional Fund

The China-US Growth Fund	n/a

The Alger American Fund	Alger American Small Capitalization Portfolio
Alger American MidCap Growth Portfolio
Alger American Growth Portfolio
Alger American Balanced Portfolio
Alger American Leveraged AllCap Portfolio
Alger American Income & Growth Portfolio

Castle Convertible Fund, Inc.	n/a

The Management Investment Companies set forth in Appendix A hereto acting on behalf of their respective Portfolios thereof, if any

By:	/s/ Hal Liebes

Name:	Hal Liebes
Title:	Secretary
Date:	February 29, 2008

APPENDIX B

ACCOUNTING AGENCY AGREEMENT

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”); transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•                  Investment taxlots

•                  Income

•                  Dividends

•                  Principal paydowns

•                  Capital activity

•                  Expense accruals

•                  Cash activity

•                  Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•                  Securities holdings

•                  Cash including cash transfers, fees assessed and other investment related cash transactions

•                  Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•                  Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•                  Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•                  Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•                  Amortization/accretion at the individual tax lot level

•                  General ledger entries

•                  Book value calculations

•                  Trade Date + 1 accounting

•                  Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

APPENDIX C

ACCOUNTING AGENCY AGREEMENT

List of Authorized Persons

The Management Investment Companies set forth in Appendix A hereto acting on behalf of their respective Portfolios thereof, if any

By:	/s/ Hal Liebes

Name:	Hal Liebes
Title:	Secretary
Date:	February 29, 2008

APPENDIX D TO

ACCOUNTING AGENCY AGREEMENT

AUTHORISED SOURCES

The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG

RUSSELL/MELLON

EXTEL (LONDON)

FUND MANAGERS

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

REUTERS

SUBCUSTODIAN BANKS

TELEKURS

VALORINFORM (GENEVA)

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

FINANCIAL INFORMATION INC. CARD

JJ KENNY

FRI CORPORATION

MORGAN STANLEY CAPITAL INTERNATIONAL

Other data source:

The Management Investment Companies set forth in Appendix A hereto acting on behalf of their respective Portfolios thereof, if any

By:	/s/ Hal Liebes
Name:	Hal Liebes
Title:	Secretary
Date:	February 29, 2008